UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 9/30/2014

INNOSPEC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13879	98-0181725
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

8310 South Valley Highway

Suite 350

Englewood, Colorado, 80112

(Address of principal executive offices, including zip code)

(303)792-5554

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2014, Innospec Inc. (“Innospec”) entered into a Membership Interest Purchase Agreement and related side letter (the “Agreement”) with IOC Holdings, LLC, which is a portfolio company of CSL Capital Management LLC, (“Seller”) and Innospec Oil Field Chemicals, LLC, which is a subsidiary of Innospec, (“Buyer”), pursuant to which, upon the terms and conditions of the Agreement, the Seller agreed to sell to the Buyer all of the issued and outstanding membership interests (the “Membership Interests”) in Independence Oilfield Chemicals, LLC (the “Company”). The Company, based in Houston TX, services the oil and gas industry, with a focus on completion, stimulation and production chemicals.

The total purchase price for the Company will be the sum of the “Closing Date Purchase Price,” plus or minus a potential net working capital adjustment, and plus two “Deferred Consideration Payments.” The Closing Date Purchase Price will be estimated for closing purposes and then subsequently adjusted post-closing, in accordance with the Agreement. The Closing Date Purchase Price is the sum of the Company’s enterprise value (which is a percentage of a multiple of the Company’s annualized earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by reference to a trailing three month period), plus the Company’s cash at closing, minus the Company’s indebtedness at closing, and minus certain of the Company’s transaction expenses. It is currently estimated that the Closing Date Purchase Price will be approximately $100 million at closing. It is estimated that the total purchase price will be approximately $228 million. Any net working capital adjustment will occur approximately one year after closing, as described in the Agreement. The first Deferred Consideration Payment will be owed approximately one year after closing, and the second Deferred Consideration Payment will be owed approximately two years after closing. Each Deferred Consideration Payment will be determined based upon the Company’s post-closing EBITDA and free cash flow, as described in the Agreement. The Buyer may elect to pay the Seller or its members (including management members) a portion of such Deferred Consideration Payments in shares of Innospec’s common stock.

The Agreement contains customary covenants of the Seller, including, among others, the Seller pre-closing covenants to operate the business of the Company and its wholly-owned subsidiary IOC Atascosa FM536, LLC (the “Sub”) in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and the Sub, and to preserve the goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company or the Sub, in each event consistent with past practice or as reasonably determined in the Company’s business judgment consistent with past practice between the execution of the Agreement and the closing of the transaction contemplated thereby. Significant other covenants of the Seller include (i) providing access to properties and records and maintaining confidentiality, (ii) not taking certain actions without the consent of the Buyer, (iii) obtaining requisite consents from third parties required in order to consummate the transaction contemplated by the Agreement, (iv) taking actions necessary in relation to the parties’ obtaining required consents from regulatory authorities and government-sponsored entities, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (v) not soliciting acquisition proposals and (vi) neither competing with the business nor soliciting business of the Company for five years following the closing, as described in the Agreement.

The Agreement contains certain pre-closing covenants of the Buyer, including, among others, taking actions necessary in relation to obtaining required consents from regulatory authorities and government-sponsored entities, including those under HSR. The Agreement contains certain other covenants of the Buyer, including, among others, certain post-closing covenants respecting its operation of the Company and Sub during the periods when the Company’s EBITDA and free cash flow are used to calculate the Deferred Consideration Payments and related potential adjustments to Deferred Consideration Payments.

Each of the Seller, the Buyer, and Innospec make customary representations and warranties in the Agreement, which survive the closing and generally terminate eighteen months thereafter. The Seller, on the one hand, and the Buyer and Innospec, on the other hand, agree to indemnify one another for breaches of their respective representations, warranties, and covenants subject to certain terms and limitations described in the Agreement. In addition, the related side letter allocates the responsibility for certain costs associated with the acquisition.

The Agreement may be terminated under certain circumstances, including (i) the parties’ mutual agreement, (ii) the non-terminating party’s material uncured breach of the Agreement, or (iii) the failure of the closing to occur by December 31, 2014.

The transaction contemplated by the Agreement, which is currently expected to close no later than October 31, 2014, is subject to certain closing conditions, including, among others, expiration or early termination of the waiting period required by HSR and (subject to waiver by Buyer), Seller’s delivery of executed employment agreement amendments from designated senior management employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

By:	/s/ David E. Williams
David E. Williams
VP, General Counsel and CCO

Date: September 30, 2014